Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262810

GREAT AMERICAN LIFE INSURANCE COMPANY

Mailing Address: P.O. Box 5423, Cincinnati OH 45201-5423

Administrative Office: 301 East Fourth Street, Cincinnati OH 45202

Annuity Services: 1-800-789-6771

INDEX SUMMIT® 6 PRO ANNUITY

Supplement Dated September 23, 2022

to Prospectus Dated May 1, 2022

This supplement is intended to update certain information in the prospectus you received for the Index Summit 6 Pro Annuity and in any supplements to that prospectus (collectively, the “Prospectus”). All other provisions outlined in the Prospectus remain unchanged. Unless otherwise indicated, terms used in this supplement have the same meaning as in the Prospectus.

Subject to regulatory approval, effective on or about October 3, 2022:

Existing Name		New Name
Great American Life Insurance Company	will change its name to	MassMutual Ascend Life Insurance Company

Great American Advisors, LLC	will change its name to	MM Ascend Life Investor Services, LLC

At the same time, the following references in the Prospectus will change:

Existing Reference		New Reference
Great American Life	will become	MassMutual Ascend

GALIC	will become	MMALIC

GAA	will become	MMALIS

Until each name change occurs, please read the Prospectus using the corresponding “existing names” and “existing references” listed above. For some period after each name change occurs, you may still receive correspondence or documents using the existing rather than the new name.

These name changes do not in any way affect the terms of, or the rights and obligations under, your Contract.

Also effective on or about October 3, 2022, the street address and principal executive offices for GALIC and GAA will change. When the address change goes into effect, all references in the Prospectus to 301 East Fourth Street, Cincinnati, Ohio 45202 will change to 191 Rosa Parks Street, Cincinnati, Ohio 45202.

If you have any questions about this supplement, please call 1-800-789-6771 or contact your registered representative.

Please retain this supplement for future reference.